Exhibit 99.5

Consent to be Named as a Director and an Executive Officer

In connection with the filing by China Automotive Systems Holdings, Inc. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors and an executive officer of China Automotive Systems Holdings, Inc. following the consummation of the Redomicile Merger described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 1, 2025

/s/ Qizhou Wu

By: Qizhou Wu